Exhibit 99.1
Accenture To Name Pamela J. Craig Chief Financial Officer
— Craig to succeed Michael G. McGrath, who will assume role of
International Chairman —
NEW YORK; Aug. 22, 2006 — Accenture (NYSE: ACN) has announced that Pamela J. Craig will become chief financial officer, effective Oct. 31, 2006. Ms. Craig, senior vice president-Finance, will succeed Michael G. McGrath, who will remain chief financial officer until October 31, 2006 when he will assume the role of International Chairman. As CFO, Ms. Craig will report to CEO William D. Green.
Ms. Craig, 49, has worked at Accenture for 24 years and has been a member of the company’s executive leadership for five years. As senior vice president-Finance since 2004, she has had global responsibility for Accenture’s client deal structuring, client finance, country controllership and group finance activities. Prior to assuming that role, she was group director-Business Operations & Services, with responsibility for Accenture’s Geographic Services organization, IT organization and cross-company operations. Ms. Craig has led and worked in many areas of Accenture’s business and has held a variety of industry and operational leadership roles. She was a pioneer in Accenture’s Media and Entertainment Industry Practice as well as in the Finance and Performance Management Services area.
“Pam Craig is one of Accenture’s most well-rounded leaders and has demonstrated throughout her career that she is committed to doing what is right on behalf of Accenture, our people and our shareholders,” said Accenture CEO William D. Green. “Pam is respected for her tough decision-making, her knowledge of Accenture’s business and her commitment to creating shareholder value. Her experience and leadership skills make her an outstanding successor to Mike McGrath.
“I am delighted that Mike will stay on with Accenture as International Chairman, a position that will allow us to continue to benefit from his many years of experience as a seasoned leader of our company. Mike has provided distinguished service to Accenture for more than three decades and has made an enormous contribution to our growth and success. In his future role as International Chairman, he will focus first on a smooth transition. As International Chairman, Mike will devote his time to developing opportunities that enhance shareholder value and provide the highest levels of quality and satisfaction for our clients. He will work closely with me as part of the Accenture leadership team.”
Ms. Craig said, “I am honored that I will become CFO of Accenture. It is very gratifying to have been part of Accenture’s growth and its evolution into one of the world’s most respected professional services organizations. I look forward to the future as we continue to deliver innovative solutions and value to our clients throughout the world.”

Ms. Craig joined Accenture in 1982 and became a partner in 1991. Throughout her career, she has been committed to the advancement and retention of women at Accenture. She led the launch of the Communications & High Tech operating group’s women’s initiative and the company’s first women’s program in Japan, among other initiatives, and continues in her commitment to support Accenture senior women and emerging leaders globally. Ms. Craig is also a member of C200, a professional organization of preeminent women entrepreneurs and corporate leaders, and has been named one of the “Top 100 Women in Corporate America.”
Mr. McGrath, 60, has served as chief financial officer of Accenture since 2004 and previously held the position from 1997 to 2001. He was instrumental in Accenture’s transition from partnership to corporate form and led all financial aspects of the company’s IPO in July 2001. He has also served the company as chief risk officer, treasurer and managing partner of corporate matters. Earlier in his career at Accenture, he was country managing partner for Italy and regional managing partner for Italy, Greece and Turkey.
About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With more than 133,000 people in 48 countries, the company generated net revenues of US$15.55 billion for the fiscal year ended Aug. 31, 2005. Its home page is www.accenture.com.
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Contact:
Roxanne Taylor
Accenture
+1 (917) 452 5106
roxanne.taylor@accenture.com